EXHIBIT 10. CC
    VALLEY NATIONAL BANK
Executive Severance Plan
ARTICLE I
PURPOSE
This Executive Severance Plan has been established by Valley National Bank (the “Company”), effective as of January 1, 2025 (the “Effective Date”), to provide Participants with the opportunity to receive severance protections in connection with a Qualifying Termination outside of the Covered Period or in connection with a Change in Control of the Company. This Plan provides special severance benefits to Participants at the level of President, Senior Executive Vice President, and Executive Vice President. The purpose of this Plan is to provide severance pay to certain employees who meet the eligibility and other conditions established in this Plan, to attract and retain senior talent and, when faced with a Change in Control, to assure the present and future continuity, objectivity and dedication of management. The Company intends that there not be any duplication of benefits under this Plan or any other severance-related plan, agreement or arrangement with a Participant. This Plan is intended to be a top hat welfare benefit plan under ERISA.

Capitalized terms used but not otherwise defined herein have the meanings set forth in Article II.
ARTICLE II
DEFINITIONS
“Accounting/Benefits Firm” has the meaning set forth in Section 8.02.
“Administrator” means the Compensation and Human Capital Management Committee or any committee duly authorized by it to administer the Plan. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Administrator. After the occurrence of a Change in Control, “Administrator” shall refer to the compensation committee of the board of directors (or comparable body) of a successor entity if the Company no longer has an independent existence.
“Aggregate Benefits” has the meaning set forth in Section 8.01.
“Base Salary” means the Participant’s base salary rate in effect as of the applicable time set forth in this Plan.
“Board” means the Board of Directors of the Company, as constituted from time to time, or the board of directors (or comparable body) of a successor to the Company upon the occurrence of a Change in Control.
“Cause” means:

(a) willful and continued failure by the Participant to perform his or her duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness);

(b) the Participant’s willful and continued failure to comply with any valid and legal directive of the Participant’s supervisor, the Company’s Chief Executive Officer or the Board;

(c) the willful engaging by the Participant in dishonesty, illegal conduct or misconduct which, in each case, causes, or is reasonably likely to cause, material injury to the Company;

(d) the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company;

(e) the Participant’s conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or

(f) any failure by the Participant to comply with a material provision of the Company’s written policies or rules applicable to its employees, as may be in effect from time to time, including written policies or rules related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, which non-compliance causes, or is reasonably likely to cause, material injury to the Company.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, a Participant shall have thirty (30) days from the delivery of written notice by the Company within which to cure any acts alleged to constitute Cause; provided, however, that if the Company reasonably expects irreparable injury from a delay of thirty (30) days, the Company may give a Participant notice of such shorter period within which to cure as is reasonable under the circumstances, or may take other action, which may include the termination of the Participant’s employment without notice and with immediate effect. The Company may place a Participant on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Participant’s employment for Cause, which paid leave will not constitute Good Reason. For purposes of this provision, no act or failure to act on the part of the Participant shall be considered willful unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

If, subsequent to the termination of employment of a Participant for any reason other than by the Company for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Administrator, be deemed to have been terminated by the Company for Cause for all purposes under the Plan, and the Participant shall be required to repay to the Company all amounts received under this Plan or otherwise following, or in connection with, such termination that would have been forfeited under the Plan or any other agreement or plan, as applicable, had the Company terminated the Participant’s employment for Cause.

“Change in Control” means any of the following events:
(a) when any Person, other than an affiliate of the Company or a Company Subsidiary or an employee benefit plan established or maintained by the Company, a Company Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities;
(b) the consummation of (i) a transaction, other than a Non-Control Transaction, pursuant to which the Company is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation, (ii) a sale or disposition of all or substantially all of the Company’s assets or (iii) a plan of liquidation or dissolution of the Company; or
(c) if during any period of two (2) consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof or, following a Non-Control Transaction, a majority of the board of directors of the Surviving Corporation; provided that any individual whose election or nomination for election as a member of the Board (or, following a Non-Control Transaction, the board of directors of the Surviving Corporation) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.
For purposes of this paragraph: (A) the Company will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50% or more of the total combined outstanding voting power of all classes of stock of the Company or any successor to the Company; (B) “Non-

Control Transaction” means a transaction in which the Company is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation pursuant to a definitive agreement providing that at least a majority of the directors of the Surviving Corporation immediately after the transaction are Persons who were directors of the Company on the day before the first public announcement relating to the transaction; (C) the “Surviving Corporation” in a transaction in which the Company becomes the subsidiary of another corporation is the ultimate parent entity of the Company or the Company’s successor; (D) the “Surviving Corporation” in any other transaction pursuant to which the Company is merged with or into another corporation is the surviving or resulting corporation in the merger or consolidation; and (E) “Company Subsidiary” means any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Change in Control Date” means the date of the first occurrence of a Change in Control on or following the Effective Date.
“CIC Base Salary” means the greater of: (a) a Participant’s Base Salary in effect immediately prior to the date of the Participant’s Qualifying Termination or (b) a Participant’s Base Salary in effect immediately prior to the Change in Control Date (provided if the Participant terminates employment for Good Reason due to a material reduction in the Participant’s Base Salary, the Participant’s Base Salary in effect immediately prior to such reduction applies).
“CIC Severance Multiplier” means 2.0 (except as may otherwise be determined in accordance with Section 3.02).
“CIC Target Bonus Amount” means the greater of: (a) a Participant’s Target Bonus Amount in effect for the year in which the Participant’s Qualifying Termination occurs or (b) a Participant’s Target Bonus Amount in effect immediately prior to the Change in Control Date (provided if the Participant terminates employment for Good Reason due to a material reduction in the Participant’s Target Bonus Percentage, the Participant’s Target Bonus Amount in effect immediately prior to such reduction applies).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Company” has the meaning set forth in Article I.
“Covered Period” means the period of time beginning on the day immediately preceding the Change in Control Date and ending on the earlier of the Participant’s death or the two-year anniversary of the Change in Control Date.
“Disabled” or “Disability” have the meaning set forth in Section 5.01(b).
“Effective Date” has the meaning set forth in Article I.
“Eligible Employee” means any employee who is a full time employee serving as an Executive Vice President, Senior Executive Vice President, or President of the Company and/or Valley National Bank. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Excise Tax” has the meaning set forth in Section 8.01.
“Good Reason” means any of the following, if taken without Participant’s express written consent:

(a)    Outside of the Covered Period:
(i)    a material reduction by the Company in Participant’s (i) Base Salary or (ii) Target Bonus Percentage;
(ii)    the Company’s transfer of Participant to another geographic location more than 35 miles from the Participant’s present office location which materially increases Participant’s travel time from his or her then-current residence, except for required occasional travel on the Company’s business to an extent substantially consistent with Participant’s business travel obligations as then in effect; or

(iii)    any purported termination of Participant’s employment by the Company while this Plan is in effect which is not effected pursuant to all of the requirements of this Plan.

(b)    During the Covered Period:
(i)    a material reduction by the Company in Participant’s (i) Base Salary or (ii) Target Bonus Percentage, in each case as in effect immediately prior to the Change in Control Date or as same may be increased from time to time thereafter;
(ii)    the Company’s transfer of Participant to another geographic location more than 35 miles from the Participant’s present office location which materially increases Participant’s travel time from his or her then-current residence, except for required occasional travel on the Company’s business to an extent substantially consistent with Participant’s business travel obligations as in effect immediately prior to the Change in Control Date;
(iii)    the assignment to Participant of any duties materially and adversely inconsistent with, or the material reduction of powers or functions associated with, Participant’s position, title, duties and responsibilities with the Company immediately prior to the Change in Control Date (other than any reduction of a Participant’s powers or functions during a period of incapacity due to physical or mental illness);

(iv)    a material reduction in the employee benefit plans, programs or arrangements (including short-term and long-term incentive plans, perquisites, and any retirement, welfare, insurance or other benefits) in which the Participant participated immediately prior to the Change in Control Date, taken as a whole;

(v)    the failure by the Company to obtain an agreement from any successor to assume and agree to perform the obligations of the Company under this Plan, as contemplated in Section 12.07 hereof; or

(vi)    any purported termination of Participant’s employment by the Company while this Plan is in effect which is not effected pursuant to all of the requirements of this Plan.
Notwithstanding the foregoing to the contrary, no event shall constitute Good Reason unless (A) the Good Reason Notice is provided no later than ninety (90) days after the first occurrence of an event claimed to constitute Good Reason, (B) the event is not cured by the Company within the thirty (30) days following its receipt of the Good Reason Notice, and (C) the Participant terminates employment within ninety (90) days following the expiration of the cure period described in clause (B) above.
“Good Reason Notice” means the Participant’s thirty (30) days’ advance written notice to the Company of his or her intent to terminate employment with the Company which specifies the facts and circumstances claimed to support the applicable element(s) of the Good Reason definition.
“Participant” means an Eligible Employee who (a) is designated by the Administrator in writing as a participant in this Plan and (b) has entered into a Participation Agreement with the Company.

“Participation Agreement” means a participation agreement, substantially in the form attached hereto as Exhibit A, executed by the Company and a Participant.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Plan” means this Valley National Bancorp Executive Severance Plan, as may be amended from time to time.
“Pro Rata Bonus Amount” means an amount equal to the Participant’s Target Bonus Amount (or if determining benefit entitlement during the Covered Period under Section 5.01(b), Section 5.01(c) or Section 5.03(a)(ii), Participant’s CIC Target Bonus Amount) multiplied by a fraction, the numerator of which is the number of calendar months or portion thereof which the Participant has worked in the calendar year in which the termination occurs and the denominator of which is twelve (12).
“Qualifying Termination” means the termination of a Participant’s employment either:
(a)    by the Company without Cause; or
(b)    by a Participant for Good Reason;
provided, however, that notwithstanding anything to the contrary herein, a Qualifying Termination shall not include the termination of a Participant’s employment by reason of death or Disability.
“Release” has the meaning set forth in Section 7.01(d).
“Severance Multiplier” means 2.0 for the President and 1.0 for Senior Executive Vice Presidents and Executive Vice Presidents (except as may otherwise be determined in accordance with Section 3.02).
“Specified Employee Payment Date” has the meaning set forth in Section 12.13(b).
“Target Bonus Amount” means an amount equal to the Participant’s Base Salary multiplied by the Participant’s Target Bonus Percentage.
“Target Bonus Percentage” means the Participant’s target bonus percentage under the Company’s annual non-equity incentive plan (or any successor plan) in effect as of the applicable time set forth in this Plan.
ARTICLE III
PARTICIPATION
Section 3.01 Participants. Each Participant shall be eligible for those benefits provided for under this Plan. Notwithstanding the preceding sentence, the Administrator shall have the right to remove a Participant from participation in the Plan, but such removal shall not be effective without the Participant’s prior written consent to such removal; provided, however, the Administrator may remove a Participant without his or her written consent by providing at least twelve (12) months’ prior written notice of such removal; and further provided that no such removal may take effect during the Covered Period.
Section 3.02 Change in Severance Multiplier. The Administrator may change a Participant’s Severance Multiplier or CIC Severance Multiplier at any time, but no such change (to the extent that it is a reduction in his or her then Severance Multiplier or CIC Severance Multiplier) shall be effective without the Participant’s prior written consent to such change; provided, however, the Administrator may reduce a Participant’s Severance Multiplier or CIC Severance Multiplier without his or her written consent by providing at least twelve (12) months’ prior written notice of such reduction to the Participant; and further provided that no such reduction may take effect during the Covered Period.

ARTICLE IV
EMPLOYMENT DURING THE COVERED PERIOD
RELATED TO A CHANGE IN CONTROL
    Section 4.01 Employment. During the Covered Period, the terms of employment of the Participants will be as set forth in this Plan. During the Covered Period, each Participant shall devote full time and attention to the business of the Company and shall not be engaged in any other business activity. This paragraph shall not be construed as preventing the Participant from managing any investments which do not require any service on the Participant’s part in the operation of such investments or from continuing to serve on any boards of directors or trustees which he or she served prior to the Change in Control Date or for which consent is provided after the Change in Control Date.
    Section 4.02 Cash Compensation. The Company shall compensate the Participants for services during the Covered Period as follows:
(a)     Base Salary. A base annual salary at least equal to the annual salary in effect as of the Change in Control Date. The annual salary shall be payable in installments in accordance with the Company’s usual payroll method.
(b)     Annual Bonus. A Target Bonus Percentage at least equal to the Target Bonus Percentage in effect as of the Change in Control Date.
(c)     Annual Review. The Board or a committee thereof during the Covered Period shall review annually, or at more frequent intervals which the Board determines is appropriate, each Participant’s compensation and shall award each such Participant additional compensation to reflect the Participant’s performance, the performance of the Company and competitive compensation levels, all as determined in the discretion of the Board or a committee thereof, as the case may be.
    Section 4.03 Expenses and Fringe Benefits.
(a)    Expenses. During the Covered Period, a Participant will be entitled to reimbursement for all business expenses incurred by the Participant with respect to the business of the Company in the same manner and to the same extent as such expenses were previously reimbursed to the Participant immediately prior to the Change in Control Date.
(b)    Club Membership and Automobile. If prior to the Change in Control Date, a Participant was entitled to membership in a country club and/or the use of an automobile or monthly automobile allowance, then during the Covered Period, such Participant shall be entitled to the same membership and/or use of an automobile at least comparable to the automobile provided to the Participant or monthly automobile allowance prior to the Change in Control Date.
(c)    Other Benefits. During the Covered Period, a Participant also shall be entitled to vacations and sick days, in accordance with the practices and procedures of the Company, as such existed immediately prior to the Change in Control Date. During the Covered Period, a Participant also shall be entitled to medical, dental and life insurance, and any other benefits, including perquisites, enjoyed, from time to time, by senior officers of the Company, all upon terms as favorable as those enjoyed by other senior officers of the Company. Notwithstanding anything in this Section 4.03(c) to the contrary, if the Company adopts any change in the benefits provided for senior officers of the Company, and such policy is uniformly applied to all officers of the Company, including the chief executive officer, then no such change shall be deemed to be contrary to this paragraph.

ARTICLE V
TERMINATION OF EMPLOYMENT; SEVERANCE AND BENEFITS
Section 5.01 Termination of Employment.

(a)     Termination for Cause. The Company shall have the right to terminate a Participant for Cause upon written notice to the Participant of the termination, which notice shall specify the reasons for the termination. In the event of termination for Cause the Participant shall be entitled to any compensation or benefits earned through the date of termination but shall not be entitled to any further compensation or benefits under this Plan.
(b)     Disability. If a Participant becomes Disabled, the Company may terminate the employment of the Participant. “Disabled” or “Disability” shall mean the Participant is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or the Participant’s inability, due to physical or mental incapacity, to substantially perform his or her duties and responsibilities to the Company for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. In such event, the Participant shall be entitled to any compensation or benefits earned through the date of such termination plus a Pro Rata Bonus Amount payable in lump sum within thirty (30) business days of termination of employment, but the Participant shall not be entitled to any further compensation or benefits under this Plan. Notwithstanding any other provision contained herein, all payments made in connection with a Participant’s Disability shall be provided in a manner which is consistent with Federal and state law.
(c)     Death Benefits. Upon a Participant’s death, such Participant’s estate shall be entitled to any compensation or benefits earned through the date of death plus a Pro Rata Bonus Amount payable in lump sum within thirty (30) business days of termination of employment, but the Participant shall not be entitled to any further compensation or benefits under this Plan.
(d)     Termination Without Cause or Resignation for Good Reason. The Company may terminate a Participant’s employment without Cause (other than by reason of death or Disability) by providing the Participant with written notice of such termination. A Participant may resign for Good Reason by tendering a Good Reason Notice to the Company. Upon a Qualifying Termination under this Section 5.01(d), a Participant will be entitled to severance and benefits in accordance with Section 5.02 or Section 5.03 of this Plan, as applicable, and otherwise subject to Plan terms.
(e)     Resignation Without Good Reason. A Participant shall be entitled to resign from the employment of the Company at any time without Good Reason by providing the Company with ninety (90) days’ advance written notice. The Company shall have the option of waiving all or any portion of such notice period (and for the avoidance of doubt, such waiver shall not constitute Good Reason and shall not be deemed a termination of employment by the Company without Cause), and the Participant shall not be entitled to any additional compensation effective as of the time the Participant ceases to be employed by the Company, and shall not be entitled to any of the other benefits provided hereunder.
Section 5.02 Non-Change in Control Severance. If a Participant has a Qualifying Termination outside of the Covered Period, then, subject to Articles VII and VIII and Section 12.13, the Company will provide the Participant with the following:
(a)    severance in a lump sum amount equal to:
(i) for the President and Senior Executive Vice Presidents, (A) the Participant’s Severance Multiplier times the Participant’s Base Salary plus (B) one times (1x) the Target Bonus Amount plus (C) one times (1x) the Pro Rata Bonus Amount;

(ii) for Executive Vice Presidents, (A) the Participant’s Severance Multiplier times the Participant’s Base Salary plus (B) one times (1x) the Pro Rata Bonus Amount; and

(b)    a lump sum amount equal to (i) the applicable Severance Multiplier times the aggregate annual COBRA premium amounts (based upon COBRA rates then in effect) for the medical and dental coverage that was being provided to the Participant (and his or her spouse and eligible dependents) at the time of termination of employment with the Company, minus (ii) the aggregate amount of any employee contribution that would have been required of the Participant (determined based on the active employee rate as of the termination of employment) for such period.
Section 5.03 Change in Control Severance. If a Participant has a Qualifying Termination during the Covered Period, then, subject to Articles VII and VIII and Section 12.13, the Company will provide the Participant with the following:
(a)    severance in a lump sum amount equal to
(i)    for the President and Senior Executive Vice Presidents, the CIC Severance Multiplier times the sum of the Participant’s (A) CIC Base Salary and (B) CIC Target Bonus Amount;
(ii)    for Executive Vice Presidents, (A) the CIC Severance Multiplier times the Participant’s CIC Base Salary, plus (B) one times (1x) the CIC Target Bonus Amount; and
(b)     a lump sum amount equal to (i) the CIC Severance Multiplier times the aggregate annual COBRA premium amounts (based upon COBRA rates then in effect) for the medical and dental coverage that was being provided to the Participant (and his or her spouse and eligible dependents) at the time of termination of employment with the Company, minus (ii) the aggregate amount of any employee contribution that would have been required of the Participant (determined based on the active employee rate as of the termination of employment) for such period.
Amounts due to a Participant under Sections 5.02 and 5.03 will be paid in a single lump-sum on the fifth (5th) business day following the date that the Release described in Section 7.01(d) is effective and irrevocable.
ARTICLE VI
EQUITY AWARDS
Section 6.01 Equity Awards. Notwithstanding Section 12.02 to the contrary, the Plan does not affect the terms of any outstanding equity awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements, including but not limited to the restrictive covenants contained therein and accepted by the Participants.
ARTICLE VII
CONDITIONS
Section 7.01 Conditions. A Participant’s entitlement to any severance benefits under Article V will be subject to:
(a)    under Section 5.02, the Participant having a Qualifying Termination;
(b)    under Section 5.03, the Participant having a Qualifying Termination during the Covered Period;
(c)    the Participant executing a release of claims in favor of the Company, its affiliates and their respective current and former officers, directors, employees, agents, shareholders and others in a form to be provided by the Company (the “Release”), and such Release becoming effective and irrevocable in accordance with applicable law following the Participant’s termination of employment;

(d)    the Participant’s continued compliance with, and affirmation of, in a form and manner prescribed by the Company, the Participant’s obligations under any non-solicitation, non-competition, cooperation, non-disparagement, non-disclosure, confidentiality and/or intellectual property covenants in favor of the Company (which affirmation agreement may be made part of the Release); and
(e)    in the Company’s discretion, the Participant’s initial agreement to reasonable post-termination covenants in favor of the Company, which may include non-solicitation, non-competition, cooperation, non-disparagement, non-disclosure, confidentiality and/or intellectual property covenants in a form and manner to be prescribed by the Company as applicable (which initial agreement may be made part of the Release).
ARTICLE VIII
SECTION 280G
Section 8.01 Net Best Provision. Anything in this Plan to the contrary notwithstanding, in the event that the payments and benefits provided to a Participant under this Plan, when aggregated with any other payments or benefits payable to or received by such Participant (the “Aggregate Benefits”), would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Participant’s Aggregate Benefits will be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such Aggregate Benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the Participant on an after-tax basis of the greatest amount of Aggregate Benefits, taking into account the federal, state and local income taxes, including the Excise Tax, that would be imposed upon the Participant’s Aggregate Benefits.
Section 8.02 Method of Determination. Unless the Company and a Participant otherwise agree in writing, any determination required under this Section will be made in writing by the Company’s independent public accountants, or other nationally-recognized accounting firm, executive compensation/consulting firm or law firm selected by the Company and consented to by the Participant (which consent shall not be unreasonably withheld, delayed or denied) (the “Accounting/Benefits Firm”). The determination of such Accounting/Benefits Firm will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section, the Accounting/Benefits Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant will furnish to the Accounting/Benefits Firm such information and documents as the Accounting/Benefits Firm may reasonably request in order to make a determination under this Section. To the extent any reduction in Aggregate Benefits is required by this Section, the Aggregate Benefits shall be reduced or eliminated in accordance with the Participant’s instructions provided the Company has no reasonable objection thereto, and all reductions or eliminations shall be based on the value of the Aggregate Benefits established for purposes of the determination required under this Section. All fees and expenses of the Accounting/Benefits Firm shall be borne solely by the Company.
ARTICLE IX
CLAIMS PROCEDURES
Section 9.01 Initial Claims. All claims for benefits under this Plan are subject to the terms and preemptions of the Valley Mutual Arbitration Agreement and Class Action Waiver. Generally, a Participant will not need to file a claim for benefits under this Plan. If a Participant becomes entitled to a benefit hereunder, the Administrator will notify the Participant of his or her entitlement. If, however, a Participant does not receive such notification, or if the Participant disagrees with the amount of such entitlement, then the Participant or his or her authorized representative must submit a written claim for benefits to the Plan within sixty (60) days after the Participant’s Qualifying Termination. Claims should be addressed and sent to the following Person or any successor to the following Person:

Ms. Yvonne Surowiec
Senior Executive Vice President and Chief People Officer
Valley National Bank
70 Speedwell Avenue
Morristown, New Jersey 07960

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred eighty (180) days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90) day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)    a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)    a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 9.02 Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(a)    Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.
(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
(d)    The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his claim.
Section 9.03 Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within sixty (60) days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this sixty (60) day period. In any such case, the Administrator will notify the Participant in writing within the sixty (60) day period and the final decision will be made no later than one-hundred twenty (120) days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)    the specific reason or reasons for the denial of the Participant’s claim;

(b)    reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and
(d)    a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
Section 9.04 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)    no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 9.05 Legal Fees. If after compliance with the procedures set forth in this Article IX, it is determined that the Company has failed to pay the Participant, then:
(a)     for any amounts or other benefits due to such Participant under Section 5.02 of this Plan, the Company shall reimburse the Participant for all reasonable legal fees and expenses incurred by the Participant, upon submission to the Company of invoices appropriately documenting such fees and expenses, in connection with the claims procedures set forth in this Article IX and in any legal action brought by the Participant against the Company after exhaustion of the claims procedures, provided a Participant shall be entitled to reimbursement in connection with any such legal action only if such Participant prevails on any issue or claim subject to dispute in the legal action, and if the Participant does not so prevail on any issue or claim, the Participant and the Company shall be responsible for their respective legal fees and expenses.
    (b)     for any amounts or other benefits due to such Participant under Section 5.03 of this Plan, the Company shall reimburse the Participant on a monthly basis for all reasonable legal fees and expenses as they are incurred by the Participant, upon submission to the Company of invoices appropriately documenting such fees and expenses, in connection with the claims procedures set forth in this Article IX and in any legal action brought by the Participant against the Company after exhaustion of the claims procedures, and such reimbursement shall be made regardless of the outcome thereof unless the finder of fact in such action determines that the Participant’s position was without reasonable cause and not in good faith, in which case the Participant will be required to repay to the Company all reimbursed legal fees and expenses previously paid to the Participant pursuant to this Section 9.05.
    (c)    In no event shall the payments by the Company under this Section 9.05 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least thirty (30) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.

ARTICLE X
ADMINISTRATION, AMENDMENT AND TERMINATION
Section 10.01 Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
(a)    administer the Plan according to its terms and to interpret Plan policies and procedures;
(b)    resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;
(c)    take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)    process and approve or deny all claims for benefits; and
(f)    decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all Persons having an interest in or under the Plan, subject only to judicial review in accordance with applicable law.
Section 10.02 Duration. The Plan shall terminate only in accordance with Section 10.03.
Section 10.03 Amendment and Termination. The Company, through the Administrator, reserves the right to amend or terminate the Plan at any time prior to the Change in Control Date with the advance written consent of the affected Participant(s); provided, however, the Company may amend or terminate the Plan without written consent of the affected Participant(s) by providing at least twelve (12) months’ prior written notice to each Participant. Notwithstanding the foregoing to the contrary, (a) no amendment or termination of the Plan shall be made or effective during the Change in Control Period even where twelve (12) months’ prior written notice had been previously provided and (b) the Company, at any time prior to the Change in Control Date, may make any amendments without advance written notice and without obtaining prior written consent, which (i) enhance the severance benefits, (ii) correct inconsistencies or typographical errors, or (iii) make other changes intended to protect the Participants, so long as any such amendments, in the reasonable opinion of the Administrator, do not adversely affect the benefits provided, or the protections afforded, to Participants under the Plan.

ARTICLE XI
CONFIDENTIAL INFORMATION AND PROTECTIVE COVENANTS
    Section 11.01 Non-Disclosure of Confidential Information; Permitted Disclosures; Notice Requirement. Except in the course of a Participant’s employment with the Company and in the pursuit of the business of the Company or any of its subsidiaries or affiliates, the Participant shall not, at any time during or following the Covered Period, disclose or use, any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates. The Participant agrees that, among other things, all information concerning the identity of, and the Company’s relations with, its customers is confidential information.
Nothing in this Plan or any other agreement, plan, or policy of the Company is intended to or shall be construed or deemed to (i) prohibit Participants from responding truthfully to a court or administrative agency order; (ii) interfere with any protected right of a Participant (a) to file a charge or complaint or engage in communications with any applicable federal, state or local governmental administrative agency charged with enforcement of law, or with any protected right to participate in any investigation or proceeding conducted by any such agency, and in each case Participant does not need prior approval before making or commencing any such communication, charge, complaint or participation and is not required to notify the Company that any such communication, charge, complaint or participation has been made or commenced, or (b) to recover any award offered by such administrative agency associated with such charge, complaint or communications; (iii) prohibit providing information or documents as may be required in response to any inquiry from any federal or state regulatory or enforcement agency or authority regarding a possible violation of federal or state laws or regulations; or (iv) interfere with any exercise of Participants’ rights under Section 7 of the National Labor Relations Act. For purposes of clarity, regardless of permitted disclosures, Participants remain prohibited from disclosing the Company’s privileged attorney-client communications, records or attorney work product, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 C.F.R. 205.3(d)(2).
In addition, the Company hereby informs Participants that they may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
Section 11.02 Non-Solicitation
(a)    Definitions.
(i)    “Conflicting Products/Services” means any products or services that would compete with any products or services being offered, sold, or provided by the Company at the time of enforcement of this section 11.02(a).
(ii)    “Customer” (whether capitalized or lower-cased) shall include all individuals, businesses (including the employees, owners directors, independent contractors, consultants, and officers of any business), and/or any other entities (including the employees, owners, directors, independent contractors, consultants, and officers of any entity), to which the Company provides, provided, or seeks to provide any type of product or service, which a Participant solicited, contacted, or otherwise dealt with on behalf of the Company, and/or about which a Participant was provided with and/or had access to confidential information during his/her employment with the Company.
(b)    Non-Solicitation of Customers. In consideration of the eligibility to receive benefits pursuant to this Plan, each Participant agrees and covenants that during the period of his/her employment and for a period of twelve (12) months after Participant’s employment terminates regardless of the reason, such Participant shall not, directly or indirectly, (a) solicit, contact, or accept business from (including any business involving a Conflicting Product/Service) any Customer of the Company, or (b) solicit, encourage, or induce any Customer to reduce or stop doing business with the Company or its affiliates and/or otherwise interfere with the Company’s relationship with any Customer.
(c)    Non-Solicitation of Employees. In consideration of the eligibility to receive benefits pursuant to this Plan, Participant agrees and covenants that during the period of his/her employment and for a period of twelve (12) months after Participant’s employment terminates regardless of the reason, such Participant shall not, directly or indirectly, solicit, attempt to induce to leave employment with the Company, hire, and/or employ any employees of the Company.

(d)    California. Notwithstanding the foregoing to the contrary, if a Participant resides in California, Sections 11.02(b) and 11.02(c) of the Plan shall not apply to such Participant. The relevant provisions set forth in the Participation Agreement specific to residents of California, if any, shall instead apply to such Participants.

    Section 11.03 Non-Disparagement. During the Participant’s employment with the Company and following the Participant’s termination of employment regardless of the reason, the Participant will not, directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, which are maliciously untrue, made with knowledge of their falsity or with reckless disregard of their truth or falsity which may reasonably be expected to derogate, defame, disparage the public image of, or in any way criticize the services, personal or business reputation, practices, financial status, or conduct of the Company, its employees, directors, or officers. This prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, any board of directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), clients, and customers.

        Section 11.04 Cooperation. Each Participant agrees, during his or her employment with the Company and following the Participant’s termination of employment regardless of the reason, to cooperate (a) with the Company with respect to any aspect of litigation, arbitration, investigation, audit, governmental proceedings or any other proceedings involving the Company in respect of periods during which the Participant was employed by the Company or concerning matters in which the Participant was involved, or of which such Participant had knowledge, during such periods, and (b) with all government authorities on matters pertaining to any investigation, litigation, or administrative proceeding concerning the Company (each, a “Proceeding”). The Company will reimburse each such Participant for all reasonable travel and out-of-pocket expenses associated with such cooperation. If a Participant at any time receives legal process or other demand regarding a Proceeding or seeking disclosure of trade secrets or other confidential information (“Demand”), such Participant agrees (if lawful to do so) to (x) notify the Company of the Demand within five (5) business days of Participant receiving the Demand, and (y) refrain from disclosing any information in response to the Demand until the Company has had an opportunity to contest the Demand or notifies Participant that it will not contest the Demand. Notice by Participants shall be given to the Company’s General Counsel, 70 Speedwell Avenue, Morristown, New Jersey 07960, by either hand delivery or overnight delivery.

    Section 11.05 Acknowledgments; Specific Performance.
(a)    Each Participant recognizes that the success of the Company depends upon its ability to (i) protect and keep its business methods, confidential information, knowledge and know-how from its competition and/or from any third party; (ii) protect and keep confidential information provided to the Company and its employees by others; (iii) establish, maintain and/or sustain its relations and goodwill with the Company’s Customers; and (iv) hire, train, and retain qualified employees.
(b)    Each Participant agrees that (i) the Company does not have an adequate remedy at law for the breach of any covenant set forth in this Article XI; (ii) the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security; and (iii) the aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
(c)    If a Participant fails to comply with any time restriction in this Article XI, the time period for that restriction will be extended by one day for each day Participant is found to have violated it, up to a maximum extension of twelve (12) months.
(d)    The invalidity or unenforceability of any provision of this Plan shall not affect the force and effect of the remaining valid portions. If a court finds any of the provisions of this Article XI, including, without reservation, restrictions on Participant, unenforceable as written, the Company and each Participant shall consent to the reformation of any such provision to make it enforceable by, and to protect the interests of the Company to the maximum extent legally allowed.
    Section 11.06    Survival. This Article XI shall survive the termination of the Participant’s employment under this Plan and the expiration of this Plan.

ARTICLE XII
GENERAL PROVISIONS
Section 12.01 At-will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.
Section 12.02 Effect on Other Plans, Agreements and Benefits.
(a)    Any severance benefits payable to a Participant under the Plan will be in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.
(b)    Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 12.03 Mitigation and Offset. If the Participant obtains other employment, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan. The Company’s obligation to make the payments and provide the benefits required under the Plan will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights that the Company may have against the Participant.
Section 12.04 Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
Section 12.05 Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 12.06 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 12.07 Successors. The Plan will be binding upon any successor to the Company, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 12.08 Transfer and Assignment. Neither a Participant nor his or her permitted successors shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.
Section 12.09 Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 12.10 Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of New Jersey without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of New Jersey, county of Morris, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. Notwithstanding the foregoing to the contrary, if a Participant resides in California, this Section 12.10 shall not apply to Participant and to the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of California without regard to conflicts of law principles.
Section 12.11 Clawback. Any amounts payable under the Plan are subject to any applicable policy (whether in existence as of the Effective Date or later adopted) established by the Company prior to the Change in Control Date providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in accordance with the policy and with any applicable law or regulation.
Section 12.12 Withholding. The Company shall withhold from any amount payable hereunder all applicable Federal, state and local taxes, authorized deductions and other amounts necessary for the Company to satisfy any withholding obligation it may have under any applicable law or regulation.
Section 12.13 Section 409A.
(a)    The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409Aof the Code.
(b)    Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(c)    To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.